Exhibit 23.1



August 29, 2007


Perma-Fix Environmental Services, Inc
8302 Dunwoody Place, Suite 250
Atlanta, Georgia 30350

Re:      Perma-Fix Environmental Services Inc.
         Commission File Number 1-11596

Dear Sirs:

We are in agreement with the statements made by the above registrant in its Form 8-K/A dated August 29, 2007.

Our independent auditor's report on the financial statements of Pacific EcoSolutions, Inc. for the years ended September 30, 2005 & 2006, included in the registrant's Form 8-K/A referenced above, has contained no adverse opinion or disclaimer of opinion, nor was it modified as uncertainty, audit scope, or accounting principles.



Sincerely,

/s/ Williams & Webster, P.S.

Williams & Webster, P.S.